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GRACE                                                 Albert J. Costello
                                                      Chairman, President & CEO

                                                      W. R. Grace & Co.
                                                      1750 Clint Moore Road
                                                      Boca Raton, FL 33487-2707

                                                      Tel: (561)362-2121
                                                      Tel: (561)362-2100


                                                      August 3, 1998

Mr. Robert H. Beber
One Town Center Road
Boca Raton, Florida 33486

Dear Bob:

         This letter agreement specifies the terms of your consulting arrangement with W. R. Grace & Co.-Conn. ("Grace"), which will commence on September 1, 1998 (i.e., immediately after you retire as an active employee of Grace). You will serve as a consultant to Grace, at the request of W. R. Grace & Co., a Delaware corporation (and the parent of Grace). If you agree with the terms of this letter, please sign where indicated below and return this letter to me.

Services And Base Compensation

         As you and I have discussed, your duties as a consultant to Grace will include assisting Grace (and W. R. Grace & Co.) with respect to the management of asbestos- related litigation, as well as other litigation, involving Grace and W. R. Grace & Co., and their subsidiaries and affiliates, and other projects mutually agreed to by you and Grace's General Counsel (the "Litigation/Projects"). You will report to, and receive assignments from, the General Counsel of Grace (or his designee).

         During the "Initial Term" (as defined below) you will be available to perform services for a total of 910 hours. (In counting such hours, travel time to-and-from work locations -- e.g., the Boca Raton office, time on airplanes or other modes of transportation -- will not be counted.) You will maintain regular office hours at a Grace office in Boca Raton, Florida, as agreed between you and Grace's General Counsel. You will be provided by Grace with office space and secretarial support for those office hours, at that location, at no cost to you.

         As compensation for the services that you provide hereunder during the Initial Term you will receive $150,000, accruing and payable in 24 equal bi-monthly installments (each in the gross amount of $6,250). As further compensation for those services, you may receive an award described under the "Additional Compensation" section below.

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         If, during the Initial Term, you perform services under this consulting agreement for more than 910 hours, you will receive an additional payment for each additional hour. That additional payment, along with the manner of payment, will be agreed between you and Grace, when (and if) it becomes clear that your services will be required for more than 910 hours during the Initial Term. (The payments specified in the immediately preceding paragraph, and any additional compensation amount payable to you under this paragraph, are collectively referred to as your "Base Compensation".)

         In no event may your Base Compensation during the Initial Term exceed $300,000.

         In order to effectuate these Base Compensation provisions, it will, of course, be necessary for you to keep Grace apprised of the hours you perform services hereunder. Therefore, as soon as practicable after the end of each calendar month during the Initial Term, you will report, in writing (in a manner acceptable to Grace), to Grace's General Counsel the actual number of hours you performed services hereunder during the preceding calendar month, along with a brief description of the specific services performed.

         Grace will reimburse you for reasonable and necessary (which terms shall be interpreted in accordance with Grace's practices with respect to its senior officers) expenses (including travel expenses) directly related to services performed by you for Grace pursuant to this letter agreement. In addition, you will be entitled to the following prerequisites on the same basis as senior officers of Grace: an annual executive physical, financial planning advice and a company car, to the same extent that these items are available to Grace senior officers. Also, if you travel on Grace business by air, you will be permitted to fly first-class. Reimbursement of authorized expenditures will, of course, be made only upon you providing itemized records of those expenditures and related receipts that are acceptable to Grace. Periodically, you will submit to Grace's General Counsel a statement (in a form that is acceptable to Grace) that specifies a list of the reimbursable expenses incurred by you that are related to such services and the appropriate records and receipts regarding such expenses.

Term

         The initial term of your consulting arrangement under this letter agreement will be for a period of 1 year commencing on September 1, 1998 (the "Commencement Date") and ending on August 31, 1999 (the "Initial Term Ending Date") (such initial term is referred to in this letter agreement as the "Initial Term"). The term of your consulting agreement may be extended for succeeding periods on terms agreed by you and Grace.

         This letter agreement will terminate and your Base Compensation will cease to accrue immediately upon your failure or inability to observe or perform your agreements, duties or responsibilities hereunder (including your voluntary cessation of services hereunder), as determined by Grace. Further, this letter agreement and your consulting arrangement is subject to termination by Grace or you at any time for any reason, upon at least 60 days' notice to the other party. Upon such termination, your Base Compensation shall cease to accrue.

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Additional Compensation

         Effective August 31, 1998, you will be awarded 40,000 additional compensation units (the "Initial Units"). If you continue as a consultant under this letter agreement until the Initial Term Ending Date, the 40,000 Initial Units will become non-forfeitable as of that Date. Depending on your performance during the Initial Term, the Grace Compensation Committee may increase the number of Initial Units awarded to you by an amount not exceeding 25%. Any such increase will be based upon the recommendation of Grace's General Counsel. That recommendation will be based upon the General Counsel's evaluation of your overall performance as a consultant and your contribution to the financial condition of Grace and its parent.

         If, before the Initial Term Ending Date, Grace terminates your consulting arrangement (except as provided in the next paragraph), or if you die or become unable to perform your consulting duties as a result of your physical disability (as determined by Grace), then the above-mentioned 40,000 Initial Units (which may be increased by a number not exceeding 25%, by the Compensation Committee, in accordance with the immediately preceding paragraph) will nevertheless become non-forfeitable as of the Initial Term Ending Date. (In the event of your death, the Initial Units will become non-forfeitable on behalf of, and exercisable by, your estate.)

         If, before the Initial Term Ending Date, you voluntarily terminate your consulting arrangement, or if Grace terminates your consulting arrangement because of your failure to observe or perform your agreements, duties or responsibilities hereunder (as determined by Grace), then no Initial Units will be awarded to you.

         If the Initial Units become non-forfeitable, you may elect to receive a payment (or payments) from Grace, as a result of a valid election on any business day during the "Election Period" (as defined below). Each such payment will be calculated in accordance with the following formula: the price of a share of W. R. Grace & Co. Common Stock ("Grace Common Stock") on the NYSE at the close of business on a date elected by you in accordance with the election procedures described below (the "Election Date") minus $17.03125 (which was the average price of such a share on July 9, 1998).

         The election procedure that you must follow in order to make a valid election to exercise any number of Initial Units is as follows: Grace's highest ranking human resources official (or his or her designee) must receive your written request to exercise a specific number of Initial Units, between 8:30 a.m. and 4:00 p.m. on the business day you propose to exercise any number of Initial Units (i.e., the proposed Election Date). That written request (which may be faxed) must be signed by you. Regarding any such request received by Grace after 4:00 p.m. on any business day, the Election Date will be the next following business day. Once submitted, such a request may not be revoked. (You should note that it will be your responsibility to assure that Grace receives your written election in a timely manner. Therefore, you may wish to call Grace to confirm receipt, if you fax or otherwise send the election to Grace.)

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         Any payment due to you as a result of a valid election will be made as soon as practicable after the Election Date (and you will not be permitted to defer any payment due as a result of such an election).

         If your first valid election to exercise Initial Units contains a request to exercise less than 100% of your Initial Units, then you may exercise your remaining (i.e., unexercised) Initial Units in one or more subsequent elections during the Election Period. Each Initial Unit may only be exercised once.

         Elections may be made only during the Election Period, and you will forfeit all rights to all unexercised Initial Units and payments attributable thereto, as of 4:00 p.m. on the last day of the Election Period.

         Notwithstanding the foregoing, you will forfeit all rights to all unexercised Initial Units, and payments attributable thereto, if at any time you engage in actions that are injurious to Grace (or its parent or subsidiaries), monetarily or otherwise, or if you fail to adhere to any agreement between you and Grace (or its parent or subsidiaries).

         If any event occurs, before or after the Initial Term Ending Date, which results in an adjustment with respect to options on Grace Common Stock held by Grace employees, then the above formula will be equitably adjusted as determined by the Grace Compensation Committee consistent with the adjustment made with respect to such options. In all other respects, if any determinations or clarifications are necessary or appropriate to the administration of, or payments related to, Initial Units, that Committee will be solely responsible for providing those determinations and clarifications, and its good-faith determinations and clarifications will be binding on you, Grace and all other interested parties.

         "Exercise Period" means the period commencing on the Initial Term Ending Date and ending on the 3rd anniversary of that Date.


Additional Arrangements

         At your request, Grace will maintain for you subscriptions to work-related professional publications, at a cost not to exceed $1,000 during any 12-month period during the term of this letter agreement.

         For the term of this agreement, you will be covered under the "Directors and Officers" liability insurance policies, and general liability (including excess liability) insurance policies, maintained by Grace, on the same terms as applicable to senior officers of Grace. If you would like to discuss the provisions of that coverage, please call Jeff Posner.

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Business Travel Accident Insurance

         You will be covered, at no cost to you, for $600,000 under Grace's Business Travel Accident Insurance Plan applicable to outside directors and consultants. If you would like to discuss the provisions of that coverage, please call Bill Monroe. You will not, of course, be entitled to participate in any other employee benefit program maintained by Grace for active employees. Of course, any Grace employee benefits inuring to you as a result of your prior employment with Grace are not affected by the terms of this letter agreement.


General

         The following provisions of this letter agreement shall survive the termination of this letter agreement.

         You will not (except in the performance of your duties under this letter agreement) at any time make or cause to be made any copies or summaries of any reports, manuals, records or other printed or otherwise recorded materials of any kind belonging to, or in the possession of, Grace or any parent or affiliate of Grace. You will have no right or interest in any such material, and you agree that (except in the performance of your services hereunder), you will not, without prior written consent of Grace, remove any such material from any premises of Grace or any parent or affiliate of Grace, and that you will surrender all such material to Grace immediately upon the termination of this letter agreement or any time prior to such termination upon the request of Grace.

         Without the prior written consent of Grace, you will not at any time (whether during or after the term of this letter agreement):

         (i) use for your own benefit or purposes, or for the benefit or purposes of any other person, firm, corporation or business entity, or

         (ii) disclose (except in the performance of your duties under this letter agreement) in any manner to any person, firm, corporation or business entity,

any trade secrets, data, knowledge or information belonging to, or relating to the affairs of, Grace or any parent, subsidiary or affiliate of Grace.

         Notwithstanding any other provision of this letter agreement to the contrary, this letter agreement does not supersede, but is in addition to, any non-competition or confidentiality agreement or understanding between you and Grace or any parent, subsidiary or affiliate of Grace. The rights and remedies of Grace under this letter agreement are independent of, and separate and distinct from, its rights and remedies under any such other agreement or understanding, and no default or termination under any such other agreement or understanding shall in any way affect the obligations of you or the rights and remedies of Grace under this letter agreement.

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         You will promptly disclose to Grace (and to no one else) all improvements and ideas that relate to the Litigation/Projects, which are made or conceived by you alone or in conjunction with others during the term of this letter agreement, or made or conceived within one year after the termination of this letter agreement.

         This letter agreement may be amended or superseded, and any of its terms may be waived, only by a written instrument signed by you and Grace specifically stating that it amends or supersedes this letter agreement, or waives any such term.

         All services under this letter agreement will be performed by you as an independent contractor, and not as an employee of Grace. During the term of your consulting arrangement, you are, of course, not authorized to: (i) enter into contracts on behalf of Grace or (ii) otherwise commit Grace to any legally binding obligations.

         No representation, promise or inducement has been made by or on behalf of you or Grace related to your consulting arrangement that is not set forth in this letter agreement.

         You acknowledge that Grace's remedy at law for any breach of any of your duties or obligations enumerated under this "General" section would be inadequate, that damages would be difficult or impossible to ascertain, and that you consent that temporary and permanent injunctive relief may be granted in accordance with equity in any proceeding which may be brought to enforce any provision of this section without the necessity of proof of actual damage.

         The failure of either you or Grace to require performance of the other party's duties or obligations under this letter agreement at any time shall in no manner affect either party's right to enforce any provision of this letter agreement at a subsequent time, and the waiver by you or Grace of any right arising out of any breach of this letter agreement shall not be construed as a waiver of any right arising out of any other or subsequent breach of this letter agreement.

         If the scope of any restriction contained in this letter agreement is too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted at law and in equity, and in that event, you hereby consent that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

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         This letter agreement is governed by and construed and enforced in accordance with the laws of the State of New York, other than the conflict-of-laws provisions of that State that would otherwise require the application of the law of any other jurisdiction.

         Bob, I look forward to working with you in your new capacity as a consultant working on the Litigation/Projects.

                                                 Sincerely,



Accepted and Agreed to:                     Accepted and Agreed
                                            by W. R. Grace & Co.


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            Date                                         Date